UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 3, 2023

Commission File No. 001-14778

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite B-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	SNGX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement.

On May 3, 2023, the Board of Directors (the “Board”) of Soligenix, Inc. (the “Company”) approved an amendment to the Company’s Director Compensation Policy (as amended, the “Compensation Policy”) to increase the number of shares of the Company’s common stock issuable upon exercise of the non-qualified stock option granted upon a director’s initial election or appointment to the Board.

Under the Compensation Policy, directors who are compensated as full-time employees receive no additional compensation for Board service. Each director who is not a full-time employee is paid $35,000 annually, on a prorated basis, for service on the Board; the chair of the Audit Committee is paid $15,000 annually, on a prorated basis; and the chairs of the Compensation Committee and the Nominating Committee are paid $10,000 annually, on a prorated basis. Additionally, Audit Committee members are paid $7,500 annually and Compensation Committee and Nominating Committee members are paid $5,000 annually. This compensation is paid quarterly.

The Compensation Policy provides for the directors who are not full-time employees to receive a fully vested non-qualified stock option to purchase 15,000 shares of the Company’s common stock upon initial election or appointment. Upon re-election to the Board, each director receives a non-qualified stock option to purchase up to $30,000 worth of the Company’s common stock, calculated using the closing price of the common stock on the date of grant, which options vest at the rate of 25% per quarter, commencing with the first quarter after each annual meeting of stockholders.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2023, the Board of Directors (the “Board”) of Soligenix, Inc. (the “Company”) increased the size of the Board from five to six members and appointed Timothy R. Coté, MD, MPH as a director, with an initial term expiring at the Company’s 2023 Annual Meeting of Stockholders.  Committee appointments for Dr. Coté have not been determined.

Dr. Coté will receive compensation as provided in the Compensation Policy.  Pursuant to the Compensation Policy, upon his appointment to the Board, the Company granted Dr. Coté a fully-vested non-qualified stock option under the Company’s 2015 Equity Incentive Plan to purchase up to 15,000 shares of the Company’s common stock at $1.42 per share (the closing price on the date of grant). Dr. Coté will receive annual cash compensation of $35,000 per year, additional annual cash compensation for committee service and additional equity compensation upon re-election to the Board, as described under Item 1.01 of this Current Report on Form 8-K.

Dr. Coté is a leading national regulatory expert in orphan drug development. With 23 years of Federal service at the U.S. Food and Drug Administration (“FDA”), National Institutes of Health, and the Centers for Disease Control, Dr. Coté served as the Director of the FDA Office of Orphan Products Development from September 2007 to May 2011. In this role, he implemented the U.S. Orphan Drug Act and personally signed decisions on more than 1,400 orphan drug designation applications.  After leaving FDA, Dr. Coté founded Coté Orphan, LLC (with a consultancy of 450 clients), where he served as Chief Executive Officer (“CEO”) until its sale in 2017 to IQVIA Holdings Inc. for $20 million. He is currently CEO of Only Orphans Cote LLC, a regulatory affairs consulting firm leveraging his expertise and commitment to delivering drugs for rare diseases. He also serves as the CEO of Silk Road Therapeutics, Inc., a privately held rare disease company from which the Company recently acquired an exclusive option to purchase a novel topical formulation of Pentoxifylline, a non-biological anti-TNF-alpha inhibitor, for the treatment of mucocutaneous ulcers in patient’s suffering from Behçet’s Disease.

On May 3, 2023, the Company issued a press release announcing the appointment of Dr. Coté to the Board. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.

May 3, 2023	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)

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